LIQUIDITY SERVICES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2018 FINANCIAL RESULTS

•	Consolidated Fourth Quarter GMV of $155.3 million-- Revenue of $52.7 million -- GAAP Net Loss of $(1.0) million

•	Consolidated Fourth Quarter Non-GAAP Adjusted EBITDA of $(1.9) million

•	19% GMV growth in Q4-FY18, excluding the expired DoD Surplus contract, marks highest organic growth rate in six years and two consecutive fiscal years of organic growth

•	Business transformation drives 75% improvement in consolidated Adjusted EBITDA in Q4-FY18 and 66% improvement in FY18

Bethesda, MD - December 6, 2018 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the fourth quarter and fiscal year ended September 30, 2018. The company's Q4-FY18 performance reflected a strong quarter which exceeded our guidance range for Adjusted EBITDA, GAAP Net Loss and GAAP EPS and was at the high end of our guidance range for GMV and Adjusted EPS.

"In Q4-FY18 we achieved stronger growth and we began to reap the benefits of our business transformation, restructuring efforts, new service offerings and increased efficiencies in our operations. On a consolidated basis, our core business, excluding the DoD Surplus Contract, grew GMV by 19%, marking our highest organic quarterly GMV growth rate in six years. Driving this growth, our GovDeals segment grew GMV 14% as we sold higher volumes of higher-value assets, and our RSCG segment grew GMV 10% as we continued to drive more participation from sellers and buyers aided by new marketplace features and seller solutions. Reversing its prior year trend, our CAG segment (excluding the expired DoD Surplus Contract) grew GMV 39%. At the same time, we are proud of the achievements we have made in driving operating efficiencies while simultaneously investing in new sales, marketing and technology initiatives to accelerate our top line growth. In Q4-FY18, we improved our consolidated Adjusted EBITDA by 75% over the comparative period. This notable improvement reflects the successful execution of our realignment and growth strategies which we expect should continue to drive improved results over time," said Bill Angrick, Chairman and CEO of Liquidity Services.

"Overall, we are encouraged by the strides made in FY18 to reset our business following the wind down of the DoD Surplus Contract and to resume organic growth. Our FY18 GMV was up 5%, excluding our DoD Surplus Contract, driven by consistent growth in our GovDeals and RSCG segments throughout the year. FY18 consolidated adjusted EBITDA was up 66% over FY17," continued Mr. Angrick.

"Our strategy in FY19 and beyond remains focused on the long-term growth of our commercial and municipal government marketplaces on a global scale. Our strategic plan focuses on four pillars, which we refer to by the acronym “RISE”, which include: 1 - Recovery Maximization; 2 - Increase Volume; 3 - Service Expansion; and 4 - Expense Leverage. The objective of our RISE strategy is to deliver a more diversified, asset-light business with recurring revenue that focuses on profitability while growing a solid foundation for long-term growth. We continue to innovate our marketplace platform and grow our technology enabled services, such as cloud-based SaaS solutions and self-service offerings, to deliver enhanced value for our buyers, sellers and shareholders,” continued Mr. Angrick.

Update on LiquidityOne
Our LiquidityOne transformation initiative is designed to deliver an improved online marketplace platform and related tools to enhance our customer experience, operations and ability to scale to a much larger business. We believe a single, unified marketplace will drive increased traffic from our buyer base through more efficient marketing strategies and provide our buyers with a more efficient method of sourcing our global supply of available assets from the most recognizable sellers across the globe. Our plan is to launch a new consolidated marketplace in calendar year 2019 to provide a single online destination to search, find, and buy any asset from across our network of marketplaces. As part of the marketplace transition strategy, our Go-Dove marketplace is expected to launch on the new platform in early 2019, and the retail liquidation marketplace will be integrated into the new platform later in the year. The completion of these deployments will further align our business processes, marketing initiatives, and optimize our platform technology.

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Fourth Quarter Consolidated Operating and Earnings Results
The company reported Q4-FY18 GMV, an operating measure of the total sales value of all merchandise sold through our marketplaces and other channels during the given period, of $155.3 million, up from $145.0 million in the prior year’s comparable period. Revenue for Q4-FY18 was $52.7 million, down from $61.4 million in the prior year’s comparable period. GAAP Net loss for Q4-FY18 was $(1.0) million, which resulted in a diluted loss per share of $(0.03) based on a weighted average of 32.4 million diluted shares outstanding, improved from $(13.9) million and $(0.44) respectively, in the prior year’s comparable period. Non-GAAP adjusted net loss, which is equal to net loss plus stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments, was $(4.6) million or $(0.14) adjusted diluted loss per share, an improvement from $(10.3) million and $(0.33) respectively, in the prior year’s comparable period.

Non-GAAP adjusted EBITDA, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, and deferred revenue purchase accounting adjustments, was $(1.9) million, an improvement from the prior year’s comparable period of $(7.6) million.

Q4-FY18 comparative consolidated financial results reflect double-digit GMV growth in our GovDeals and RSCG segments, double-digit growth in our CAG segment excluding the completed DoD Surplus Contract. The Q4-FY18 comparative results including the DoD Surplus Contract reflect a 6% decline in our CAG segment GMV. Our Q4-FY18 comparative bottom line results reflect lower expenses related to our LiquidityOne transformation and lower expenses due to realignment of our IronDirect business and restructuring of our CAG segment and corporate functions. Comparative GAAP Net Loss reflects a one-time benefit from the changes in the tax law that allows us to recognize deferred tax assets previously subject to the valuation allowance. These improvements were offset by the completion of our DoD Surplus Contract, resulting in the termination of all operations under the DoD Surplus Contract, and lower sales volumes in the DoD Scrap Contract in our CAG segment.

Fiscal Year Consolidated Operating and Earnings Results
The company reported FY18 GMV of $626.4 million, down slightly from $629.3 million in the prior year’s comparable period. Revenue for FY18 was $224.5 million, down from $270.0 million in the prior period. GAAP net loss for FY18 was $(11.6) million, which resulted in a diluted loss per share of $(0.36) based on a weighted average of 32.1 million diluted shares outstanding, improved from $(39.2) million and $(1.25) respectively, in the prior period. Non-GAAP adjusted net loss was $(16.1) million or $(0.50) adjusted diluted loss per share, an improvement from $(30.7) million and $(0.98) respectively, in the prior period. We exited FY18 in a strong financial position with $78.4 million in cash and short-term investments and a debt free balance sheet.

Non-GAAP adjusted EBITDA, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, and deferred revenue purchase accounting adjustments, was $(7.3) million, an improvement from the prior period of $(21.6) million.

Fourth Quarter and Fiscal Year Segment Operating and Earnings Results
We are providing operating results in five reportable segments: GovDeals, Capital Assets Group (CAG) and Retail Supply Chain Group (RSCG), Machinio, and Corporate & Other. The GovDeals, CAG, and RSCG segments constitute approximately 99% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various transaction models as well as a suite of services, and our revenues vary depending upon the transaction models employed and the level of services selected by sellers.

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Our Q4-FY18 and FY18 segment results are as follows (unaudited, in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
GovDeals:
GMV	$79.6	$70.1	$305.6	$266.0
Revenue	$7.7	$7.0	$30.2	$26.9
Gross Profit	$7.1	$6.5	$28.0	$25.2

CAG:
GMV	$42.1	$44.6	$186.1	$242.3
Revenue	$15.8	$31.2	$88.0	$145.1
Gross Profit	$8.9	$15.0	$48.9	$71.9

RSCG:
GMV	$33.2	$30.2	$131.0	$116.3
Revenue	$28.2	$23.0	$102.0	$95.0
Gross Profit	$8.4	$7.5	$33.0	$30.1

Machinio
GMV	$—	$—	$—	$—
Revenue	$0.7	$—	$0.7	$—
Gross Profit	$0.5	$—	$0.5	$—

Corporate & Other*:
GMV	$0.4	$0.1	$3.7	$4.7
Revenue	$0.3	$0.2	$3.6	$3.0
Gross Profit	$—	$(1.2)	$(0.7)	$(2.7)

Total GMV	$155.3	$145.0	$626.4	$629.3
Total Revenue	$52.7	$61.4	$224.5	$270.0
Total Gross Profit	$24.9	$27.8	$109.7	$124.5

* Corporate & Other primarily consists of the Company's TruckCenter and IronDirect operating segments that are not individually significant, as well as elimination adjustments.

Additional Fourth Quarter and Fiscal Year 2018 Operational Results

•
Registered Buyers — At the end of FY18, registered buyers totaled approximately 3,357,000 representing an approximately 6% increase over the approximately 3,171,000 registered buyers at the end of FY17.

•
Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 2,079,000 in FY18, an approximately 9% decrease from the approximately 2,290,000 auction participants in FY17.

•	Completed Transactions — Completed transactions decreased to approximately 481,000, an approximately 9% decrease for FY18 from the approximately 530,000 completed transactions in FY17.

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Business Outlook
We anticipate that we will continue to drive year-over-year GMV growth in Q1-FY19 through increased volumes, recovery maximization, and service expansion across all the business segments. We expect that our bottom line results compared to the same quarter last year will continue to show the efficiency improvements from expense leverage and completion of business realignment activities a year ago.

The following forward-looking statements reflect the following trends and assumptions for Q1-FY19 compared to the prior year's period:

(i)	negative impact of the completion of the wind-down of our DoD Surplus Contract, resulting in the termination of all operations under the DoD Surplus Contract;

(ii)
continued spending under our LiquidityOne transformation initiative as we continue with our Enterprise Resource Planning (ERP) implementation and prepare for the integration of our last marketplaces onto the new e-commerce platform and the launch of our new consolidated marketplace;

(iii)	benefits from restructuring and business realignment activities to streamline our organizational processes;

(iv)	variability in our CAG industrial and energy verticals related to project size and timing;

(v)	continued growth in our GovDeals segment;

(vi)	continued growth in our RSCG segment; and

(vii)	Machinio is expected to have no material impact on earnings.

For Q1-FY19 our guidance is as follows:

GMV - We expect GMV for Q1-FY19 to range from $150 million to $170 million.

GAAP Net Loss - We expect GAAP Net Loss for Q1-FY19 to range from $(7.0) million to $(5.5) million.

GAAP Diluted EPS - We expect GAAP diluted Loss Per Share for Q1-FY19 to range from $(0.22) to $(0.17).

Non-GAAP Adjusted EBITDA -We expect non-GAAP Adjusted EBITDA for Q1-FY19 to range from $(3.5) million to $(2.5) million.

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q1-FY19 to range from $(0.17) to $(0.13). This guidance assumes that our diluted weighted average number of shares outstanding for the quarter will be 31.5 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services, Inc
Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock compensation expense, impairment and business realignment expenses, acquisition costs, and deferred revenue purchase accounting adjustments. A reconciliation of EBITDA to adjusted EBIDTA is as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited) (Dollars in thousands)

Net loss	$(1,043)	$(13,924)	$(11,615)	$(39,187)
Interest and other (income) expense, net	326	(71)	(450)	(362)
Benefit for income taxes	(5,504)	(542)	(9,328)	(451)
Depreciation and amortization	1,224	1,568	4,599	5,796
EBITDA	$(4,997)	$(12,969)	$(16,794)	$(34,204)

Stock compensation expense	2,463	1,915	6,597	7,377
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	263	(19)	467	1,009
Business realignment expense*	(131)	3,459	1,942	4,223
Deferred revenue purchase accounting adjustment	454	—	454	—

Adjusted EBITDA	$(1,948)	$(7,614)	$(7,334)	$(21,595)
    *Business realignment expenses, which are excluded from Adjusted EBITDA and Adjusted Net Loss, are included in Other operating expenses on the Statement of Operations.

Adjusted Net Loss and Adjusted Basic and Diluted Earnings Per Share. Adjusted net loss is a supplemental non-GAAP financial measure and is equal to net loss plus stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Adjusted Net (Loss) Income. For Q4-18 and FY-18 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 34.6% compared to 32.6% used for the Q4-17 results. The 34.6% tax rate excludes the impact of the change to our U.S. valuation allowance to provide a better comparison to the Q4-17 results. The excluded amount is comprised of a $5.8 million charge for current year activity and a $7.9 million benefit for changes in the tax law. A reconciliation of net loss to adjusted net loss and adjusted basic and diluted loss per common share is as follows:

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	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited) (Dollars in thousands, except per share data)

Net loss	$(1,043)	$(13,924)	$(11,615)	$(39,187)
Stock compensation expense	2,463	1,915	6,597	7,377
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	263	(19)	467	1,009
Business realignment expenses*	(131)	3,459	1,942	4,223
Deferred revenue purchase accounting adjustment	454	—	454	—
Income tax impact on the adjustment items	(1,055)	(1,746)	(3,273)	(4,111)
Income tax impact from tax law change	(5,561)	—	(10,730)	—

Adjusted net loss	$(4,610)	$(10,315)	$(16,158)	$(30,689)

Adjusted basic and diluted loss per common share	$(0.14)	$(0.33)	$(0.50)	$(0.98)

Basic and diluted weighted average shares outstanding	32,425,669	31,503,349	32,095,491	31,402,921
*Business realignment expenses, which are excluded from Adjusted EBITDA and Adjusted Net Loss, are included in Other operating expenses on the Statement of Operations.

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Conference Call
The Company will host a conference call to discuss the fourth quarter and fiscal year 2018 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 4694733. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until December 5, 2019 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until December 20, 2018 at 1:30 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 4694733. Both replays will be available starting at 1:30 p.m. ET on the day of the call.
Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net loss is used to arrive at EBITDA and Adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net loss and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA EPS to our guidance for GAAP Net Loss and GAAP Diluted EPS, respectively, because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between GAAP net loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss or GAAP Diluted EPS.

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Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward‑looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward‑looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; the migration of legacy marketplaces to the new LiquidityOne platform, the launch of the retail liquidation marketplace and the timing of these actions; restructuring efforts and refinement in our sales and marketing strategy; expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative; the ERP rollout; the pricing for services, and the pricing, supply, and mix of inventory under the DoD Scrap Contract; expected future commodity prices; expected future effective tax rates; expected improvements in energy and industrial verticals; and trends and assumptions about future periods, including the first quarter FY-19. You can identify forward‑looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward‑looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward‑looking statements are set forth in our filings with the SEC from time to time, and include, among others, the dependence on our contracts with the DoD and Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully integrate the Machinio operations with our business; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; the success of our recent business realignment in which we balance management time and resources between running our business and migrating our marketplaces to the new LiquidityOne platform as well as ongoing realignment efforts; and the success of our LiquidityOne transformation initiative, including training and education of users to adopt our new LiquidityOne platform. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward‑looking statements.

All forward‑looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward‑looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 11,000 sellers worldwide. With over $7 billion in completed transactions, and more than 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$58,448	$94,348
Short-term investments	20,000	—
Accounts receivable, net of allowance for doubtful accounts of $337 and $668 in 2018 and 2017, respectively	4,870	11,598
Inventory	10,122	20,736
Prepaid taxes and tax refund receivable	1,727	2,466
Prepaid expenses and other current assets	7,816	9,774
Total current assets	102,983	138,922
Property and equipment, net	16,610	16,793
Intangible assets, net	7,366	427
Goodwill	59,819	45,388
Deferred tax assets	930	962
Other assets	14,124	12,737
Total assets	$201,832	$215,229
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$13,859	$13,099
Accrued expenses and other current liabilities	21,373	30,193
Distributions payable	2,128	3,081
Deferred revenue	2,142	—
Payables to sellers	28,969	24,383
Total current liabilities	68,471	70,756
Deferred taxes and other long-term liabilities	3,707	11,837
Total liabilities	72,178	82,593
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 32,774,118 shares issued and outstanding at September 30, 2018; 31,503,349 shares issued and outstanding at September 30, 2017	33	29
Additional paid-in capital	236,115	227,264
Accumulated other comprehensive loss	(6,449)	(6,431)
Accumulated deficit	(100,045)	(88,226)
Total stockholders' equity	129,654	132,636
Total liabilities and stockholders' equity	$201,832	$215,229

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Year Ended September 30,
	2018	2017	2016
Revenue	$149,677	$188,570	$233,828
Fee revenue	74,837	81,445	82,626
Total revenue from operations	224,514	270,015	316,454
Costs and expenses from operations:
Cost of goods sold (exclusive of depreciation and amortization)	100,087	126,227	143,127
Seller distributions	14,715	19,298	11,214
Technology and operations	60,786	82,988	93,405
Sales and marketing	33,703	35,211	37,570
General and administrative	30,158	35,835	39,717
Depreciation and amortization	4,599	5,796	6,502
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	467	1,009	19,037
Other operating expenses	1,392	3,651	—
Total costs and expenses	245,907	310,015	350,572
Loss from operations	(21,393)	(40,000)	(34,118)
Interest income and other income, net	(450)	(362)	(1,217)
Loss before provision for income taxes	(20,943)	(39,638)	(32,901)
(Benefit) provision for income taxes	(9,328)	(451)	27,025
Net loss	$(11,615)	$(39,187)	$(59,926)
Basic and diluted loss per common share	$(0.36)	$(1.25)	$(1.96)
Basic and diluted weighted average shares outstanding	32,095,491	31,402,921	30,638,163

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Year Ended September 30,
	2018	2017	2016
Operating activities
Net loss	$(11,615)	$(39,187)	$(59,926)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,599	5,796	6,502
Change in fair value of earnout liability	100	(954)	—
Stock compensation expense	6,597	7,377	12,247
Provision for inventory allowance	2,494	10,381	2,676
Provision for doubtful accounts	199	357	247
Deferred tax (benefit) expense	(10,945)	(620)	26,177
Impairment of goodwill and long-lived assets	—	1,963	18,998
Change in fair value of financial instruments	90	(573)	—
Incremental tax loss from exercise of common stock options and restricted stock	—	1,198	229
Gain on disposal of property and equipment	(480)	—	—
Changes in operating assets and liabilities:
Accounts receivable	6,582	(1,611)	(4,408)
Inventory	8,120	(3,507)	(4,776)
Prepaid and deferred taxes	739	730	27,057
Prepaid expenses and other assets	(689)	(1,024)	(160)
Accounts payable	670	3,192	232
Accrued expenses and other current liabilities	(9,576)	(14,882)	17,151
Distributions payable	(953)	1,359	(790)
Deferred revenue	743	—	—
Payables to sellers	4,586	(4,519)	(901)
Other liabilities	(642)	2,871	5,283
Net cash provided by (used in) operating activities	619	(31,653)	45,838
Investing activities
Increase in intangibles	(35)	(119)	(62)
Purchases of property and equipment, including capitalized software	(4,174)	(7,805)	(6,090)
Proceeds from note receivable	3,000	—	—
Proceeds from sale of property and equipment	828	—	—
Purchase of short-term investments	(20,000)	—	—
Cash paid for business acquisition, net of cash acquired	(16,673)	—	—
Net cash used in investing activities	(37,054)	(7,924)	(6,152)
Financing activities
Proceeds from exercise of common stock options (net of tax)	404	92	9
Incremental tax loss from exercise of common stock options and restricted stock	—	(1,198)	(229)
Net cash provided by (used in) financing activities	404	(1,106)	(220)
Effect of exchange rate differences on cash and cash equivalents	131	518	(418)
Net (decrease) increase in cash and cash equivalents	(35,900)	(40,165)	39,048
Cash and cash equivalents at beginning of year	94,348	134,513	95,465
Cash and cash equivalents at end of year	$58,448	$94,348	$134,513
Supplemental disclosure of cash flow information
Earnout liability for acquisition activity	$1,200	$—	$—
Issuance of common stock for acquisition activity	$2,005	$—	$—
Cash (paid) received for income taxes, net	$(916)	$793	$33,966